Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of ACTV, Inc. on Form S-3 of our report dated March 18, 1998, April 15, 1998 as to
Note 16 (which expresses an unqualified opinion and includes an explanatory paragraph related to the restatement described in Note 16) appearing in the Annual Report on Form 10-K/A1 of ACTV, Inc. for the year ended December 31, 1997, and to the reference to Deloitte & Touche, LLP under the heading "Experts" in the Prospectus, which is part of this registration statement.

/s/ DELOITTE & TOUCHE, LLP

New York, New York
April 17, 1998